The following full financial statements of Pro-Fac Cooperative, Inc. (which has fully and unconditionally, jointly and severally guaranteed, on an unsecured senior subordinated basis, the Company's obligations under its 11-7/8% Senior Subordinated Notes) are included with this Form 10-K as required by Rule 3-10 of Regulation S-X.

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation and integrity of the financial statements and related notes which begins on the page following the "Report of Independent Accountants." These statements have been prepared in accordance with generally accepted accounting principles.

The Cooperative's accounting systems include internal controls designed to provide reasonable assurance of the reliability of its financial records and the proper safeguarding and use of its assets. Such controls are monitored through the internal and external audit programs.

The financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, who were responsible for conducting their examination in accordance with generally accepted auditing standards. Their resulting report is on the subsequent page.

The Board of Directors exercises its responsibility for these financial statements. The independent accountants and internal auditors of the Cooperative have full and free access to the Board. The Board periodically meets with the independent accountants and the internal auditors, without management present, to discuss accounting, auditing and financial reporting matters.

/s/ Dennis M. Mullen                     /s/ Earl L. Powers
--------------------------------         ---------------------------------------
    Dennis M. Mullen                        Earl L. Powers
    President and                           Executive Vice President Finance and
    Chief Executive Officer                 Chief Financial Officer
    AGRILINK FOODS, INC.                    AGRILINK FOODS, INC.

                                            Vice President Finance and
                                            Assistant Treasurer
                                            PRO-FAC COOPERATIVE, INC.

/s/ Stephen R. Wright
-----------------------------------------
    Stephen R. Wright
    Executive Vice President Agriculture
    AGRILINK FOODS, INC.

    General Manager
    PRO-FAC COOPERATIVE, INC.

    August 23, 1999

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Board of Directors of
Pro-Fac Cooperative, Inc.

In our opinion, the consolidated financial statements listed under Item 8 of this Form 10-K present fairly, in all material respects, the financial position of Pro-Fac Cooperative, Inc. and its subsidiaries at June 26, 1999 and June 27, 1998, and the results of their operations and their cash flows for each of the three fiscal years ended June 26, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Cooperative's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits of the consolidated financial statements also included an audit of the financial statement schedule listed in the accompanying index and appearing under Item 14 of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein for the fiscal years ended June 26, 1999, June 27, 1998, and June 28, 1997 when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

/s/ PricewaterhouseCoopers LLP
--------------------------------
   Rochester, New York
   August 23, 1999

                            FINANCIAL STATEMENTS

PRO-FAC COOPERATIVE, INC. AND CONSOLIDATED SUBSIDIARIES - AGRILINK FOODS, INC. AND AGRIFROZEN FOODS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND NET PROCEEDS

(DOLLARS IN THOUSANDS)

                                                                                            Fiscal Years Ended
                                                                                ------------------------------------------------
                                                                                June 26, 1999    June 27, 1998     June 28, 1997
                                                                                -------------    ------------      -------------

Net sales                                                                        $ 1,238,946      $  719,665        $  730,823
Cost of sales                                                                       (877,438)       (524,082)         (539,081)
                                                                                 -----------      ----------        ----------
Gross profit                                                                         361,508         195,583           191,742
Selling, administrative, and general expenses                                       (291,395)       (141,739)         (145,214)
Gains on sale of assets                                                               64,734               0             3,565
Restructuring                                                                         (5,000)              0                 0
Income from Great Lakes Kraut Company                                                  2,787           1,893                 0
                                                                                 -----------      ----------        ----------
Operating income                                                                     132,634          55,737            50,093
Interest expense                                                                     (67,420)        (30,767)          (36,473)
Amortization of debt issue costs associated with the Bridge Facility                  (5,500)              0                 0
                                                                                 -----------      ----------        ----------
Pretax income before extraordinary item, cumulative effect of an accounting
   change, dividends, and allocation of net proceeds                                  59,714          24,970            13,620
Tax provision                                                                        (24,746)         (7,840)           (5,529)
                                                                                 -----------      ----------        ----------
Income before extraordinary item, cumulative effect of an accounting change,
   dividends, and allocation of net proceeds                                          34,968          17,130             8,091
Extraordinary item relating to the early extinguishment of debt (net of
   income taxes)                                                                     (18,024)              0                 0
Cumulative effect of an accounting change (net of income taxes)                            0               0             4,606
                                                                                 -----------      ----------        ----------
Net income                                                                       $    16,944      $   17,130         $  12,697
                                                                                 ===========      ==========        ==========

Allocation of Net Proceeds:
   Net income                                                                    $    16,944      $   17,130        $   12,697
   Dividends on common and preferred stock                                            (6,734)         (6,328)           (5,503)
                                                                                 -----------      ----------        ----------
   Net proceeds                                                                       10,210          10,802             7,194
   Allocation to earned surplus                                                      (10,210)         (4,662)           (3,661)
                                                                                 ------------     ----------        ----------
   Net proceeds available to members                                             $         0      $    6,140        $    3,533
                                                                                 ===========      ==========        ==========

Allocation of net proceeds available to members:
   Payable to members currently (25% of qualified proceeds
     available to members in fiscal 1998 and 1997, respectively)                 $         0      $    1,535        $      883

   Allocated to members but retained by the Cooperative:
     Qualified retains                                                                     0           4,605             2,650
                                                                                 -----------      ----------        ----------
     Net proceeds available to members                                           $         0      $    6,140        $    3,533
                                                                                 ===========      ==========        ==========

        The accompanying notes are an integral part of these consolidated financial statements.

PRO-FAC COOPERATIVE, INC. AND CONSOLIDATED SUBSIDIARIES - AGRILINK FOODS, INC. AND AGRIFROZEN FOODS, INC.
CONSOLIDATED BALANCE SHEET

(DOLLARS IN THOUSANDS)

                                                 ASSETS

                                                                                                       June 26, 1999  June 27, 1998
                                                                                                       -------------  -------------
Current assets:
   Cash and cash equivalents                                                                             $    6,540    $   5,049
   Accounts receivable, trade, less allowances for bad debts of $1,607 and $774, respectively                88,249       55,046
   Accounts receivable, other                                                                                 9,848        6,107
   Income taxes refundable                                                                                   11,295            0
   Current deferred tax assets                                                                               16,160        4,849
   Inventories -
     Finished goods                                                                                         284,863      111,153
     Raw Materials and supplies                                                                              50,057       30,433
                                                                                                         ----------     --------
       Total inventories                                                                                    334,920      141,586
                                                                                                         ----------     --------
   Current investment in CoBank                                                                               2,403        1,994
   Prepaid manufacturing expense                                                                             18,217        8,404
   Prepaid expenses and other current assets                                                                 27,883       12,989
                                                                                                         ----------     --------
       Total current assets                                                                                 515,515      236,024
Investment in CoBank                                                                                         19,693       22,377
Investment in Great Lakes Kraut Company                                                                       6,679        6,584
Property, plant, and equipment, net                                                                         367,255      194,615
Assets held for sale at net realizable value                                                                    890        2,662
Goodwill and other intangible assets, less accumulated amortization of $22,031 and $13,634, respectively    260,733       94,744
Other assets                                                                                                 25,714       12,234
                                                                                                         ----------     --------
       Total assets                                                                                      $1,196,479     $569,240
                                                                                                         ===========    ========

            LIABILITIES AND SHAREHOLDERS' AND MEMBERS' CAPITALIZATION

Current liabilities:
   Notes payable                                                                                          $  54,900     $      0
   Current portion of obligations under capital leases                                                          208          256
   Current portion of long-term debt                                                                          8,670        8,071
   Accounts payable                                                                                         107,159       72,690
   Income taxes payable                                                                                           0        4,046
   Accrued interest                                                                                           5,974        8,559
   Accrued employee compensation                                                                             15,127        8,598
   Other accrued expenses                                                                                    64,603       19,013
   Dividends payable                                                                                             45           52
   Amounts due AgriFrozen growers                                                                             1,453            0
   Amounts due members                                                                                       20,045       20,636
                                                                                                         ----------     --------
       Total current liabilities                                                                            278,184      141,921
Obligations under capital leases                                                                                568          503
Long-term debt                                                                                              702,322      229,937
Deferred income tax liabilities                                                                              23,072       32,457
Other non-current liabilities                                                                                32,222       23,053
Minority interest in AgriFrozen                                                                               8,000            0
                                                                                                         ----------     --------
       Total liabilities                                                                                  1,044,368      427,871
                                                                                                         ----------     --------
Commitments and contingencies
Class B cumulative redeemable preferred stock, liquidation preference $10 per share, authorized 500,000 shares; issued and outstanding 26,061
   and 27,043, respectively                                                                                     261          270
Common stock, par value $5, authorized - 7,000,000 shares

                                                                 June 26, 1999          June 27, 1998
                                                                 -------------          -------------
   Shares issued                                                 1,995,740               1,825,863
   Shares subscribed                                               384,649                 160,629
                                                                 ---------               ---------
       Total subscribed and issued                               2,380,389               1,986,492
   Less subscriptions receivable in installments                  (384,649)               (160,629)
                                                                 ---------               ---------
       Total issued and outstanding                              1,995,740               1,825,863            9,979        9,129
                                                                 =========               =========
Shareholders' and members' capitalization:
   Retained earnings allocated to members                                                                    25,573       29,765
   Non-qualified allocation to members                                                                        2,050        2,660
Non-cumulative Preferred Stock, par value $25, authorized - 5,000,000 shares;
   issued and outstanding - 39,635 and 45,001, respectively                                                     991        1,125
Class A Cumulative Preferred Stock, liquidation preference $25 per share;
   authorized 10,000,000 shares; issued and outstanding 3,694,495
   and 3,503,199, respectively                                                                               92,362       87,580
Earned surplus                                                                                               21,658       11,448
Accumulated other comprehensive income:
   Minimum pension liability adjustment                                                                        (763)        (608)
                                                                                                         ----------     --------
       Total shareholders' and members' capitalization                                                      141,871      131,970
                                                                                                         ----------     --------
       Total liabilities and capitalization                                                              $1,196,479     $569,240
                                                                                                         ==========     ========

       The accompanying notes are an integral part of these consolidated financial statements.

PRO-FAC COOPERATIVE, INC. AND CONSOLIDATED SUBSIDIARIES - AGRILINK FOODS, INC. AND AGRIFROZEN FOODS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

(DOLLARS IN THOUSANDS)

                                                                                               Fiscal Years Ended
                                                                            ------------------------------------------------------
                                                                            June 26, 1999        June 27, 1998       June 28, 1997
                                                                            -------------        -------------       -------------

Cash Flows from Operating Activities:
   Net income                                                                $  16,944           $   17,130            $  12,697
   Amount payable to members currently                                               0               (1,535)                (883)
   Adjustments to reconcile net income to net cash provided by operating activities:
     Extraordinary item relating to the early extinguishment of debt
     (net of income taxes)                                                      18,024                    0                    0
     Cumulative effect of an accounting change (net of income taxes)                 0                    0               (4,606)
     Gains on sale of assets                                                   (64,734)                   0               (3,565)
     Loss on disposal of assets                                                    353                    0                    0
     Amortization of goodwill and other intangibles                              9,396                3,581                4,092
     Amortization of debt issue costs                                            7,678                  800                  800
     Depreciation                                                               24,752               18,009               22,680
     Provision for deferred taxes                                                9,949                  752                4,557
     Provision for losses on accounts receivable                                   208                    0                  445
     Equity in undistributed earnings of the Bank                                 (520)                (715)              (1,143)
     Change in assets and liabilities:
       Accounts receivable                                                          32               (9,294)              (3,983)
       Inventories                                                              34,388              (25,654)              (1,636)
       Income taxes payable/refundable                                          (5,231)              (1,626)               2,272
       Accounts payable and accrued expenses                                   (52,639)              18,145                 (922)
       Amounts due to members                                                     (591)               4,845                7,033
       Other assets and liabilities                                            (16,078)             (11,360)                 530
                                                                             ---------           ----------            ---------
Net cash (used in)/provided by operating activities                            (18,069)              13,078               38,368
                                                                             ---------           ----------            ---------
Cash Flows from Investing Activities:
   Purchase of property, plant, and equipment                                  (23,787)             (14,056)             (13,691)
   Proceeds from disposals                                                      93,486               12,794               68,716
   Proceeds from sales of idle facilities                                        1,427                    0                4,465
   Proceeds from investment in Bank                                              2,795                1,611                  315
   Cash paid for acquisitions                                                 (516,052)              (7,423)                   0
                                                                             ---------           ----------            ---------
Net cash (used in)/provided by investing activities                           (442,131)              (7,074)              59,805
                                                                             ---------           ----------            ---------
Cash Flows from Financing Activities:
   Net proceeds from note payable                                               54,900                    0                    0
   Proceeds from issuance of long-term debt                                    720,045               11,180                    0
   Payments on long-term debt                                                 (287,574)              (8,076)             (97,854)
   Payments on capital leases                                                     (282)                (616)                (503)
   Cash paid for debt issuance costs                                           (19,354)                   0                    0
   Issuance of stock, net of repurchases                                           844                  140                 (260)
   Cash paid in lieu of fractional shares                                            0                   (9)                   0
   Cash portion of non-qualified conversion                                       (153)                 (84)                 (88)
   Cash dividends paid                                                          (6,735)              (6,328)              (5,503)
                                                                             ---------           ----------            ---------
Net cash provided by/(used in) financing activities                            461,691               (3,793)            (104,208)
                                                                             ---------           ----------            ---------
Net change in cash and cash equivalents                                          1,491                2,211               (6,035)
Cash and cash equivalents at beginning of period                                 5,049                2,838                8,873
                                                                             ---------           ----------            ---------
Cash and cash equivalents at end of period                                   $   6,540           $    5,049            $   2,838
                                                                              ========           ==========            =========
Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
     Interest (net of amount capitalized)                                    $  70,005           $   30,319            $  36,907
                                                                             =========           ==========            =========
     Income taxes, net                                                       $  14,742           $    8,714            $  (1,300)
                                                                             =========           ==========            =========
     Acquisition of Agripac, Inc.:
       Accounts receivable                                                   $  12,563           $        0            $       0
       Inventories                                                              42,655                    0                    0
       Property, plant, and equipment                                           26,727                    0                    0
       Prepaid expenses and other current assets                                 1,063                    0                    0
       Discount on subordinated note                                             8,157                    0                    0
       Other non-current assets                                                  4,000                    0                    0
       Other accrued expenses                                                  (10,644)                   0                    0
       Other non-current liabilities                                            (4,000)                   0                    0
       Minority interest                                                        (8,000)                   0                    0
                                                                             ---------           ----------            ---------
                                                                             $  72,521           $        0            $       0
       Escrow to be refunded                                                     6,413                    0                    0
                                                                             ---------           ----------            ---------
                                                                                78,934                    0                    0
       Discount on subordinated note                                            (8,157)                   0                    0
                                                                             ---------           ----------            ---------
                                                                             $  70,777           $        0            $       0
                                                                             =========           ==========            =========

   The accompanying notes are an integral part of these financial statements.

PRO-FAC COOPERATIVE, INC. AND CONSOLIDATED SUBSIDIARIES - AGRILINK FOODS, INC. AND AGRIFROZEN FOODS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

(DOLLARS IN THOUSANDS)

                                                                                             Fiscal Years Ended
                                                                           -------------------------------------------------------
                                                                           June 26, 1999         June 27, 1998      June 28, 1997
                                                                           -------------         -------------      -------------

     Acquisition of Erin's Gourmet Popcorn:
       Inventories                                                           $      33            $       0            $       0
       Property, plant, and equipment                                               26                    0                    0
       Goodwill and other intangible assets                                        554                    0                    0
                                                                             ---------            ---------            ---------
                                                                             $     613            $       0            $       0
                                                                             =========            =========            =========
     Acquisition of Dean Foods Vegetable Company:
       Accounts receivable                                                   $  24,201            $       0            $       0
       Inventories                                                             195,674                    0                    0
       Prepaid expenses and other current assets                                 6,374                    0                    0
       Property, plant, and equipment                                          157,227                    0                    0
       Assets held for sale                                                         49                    0                    0
       Goodwill and other intangible assets                                    178,377                    0                    0
       Accounts payable                                                        (40,865)                   0                    0
       Accrued employee compensation                                            (8,437)                   0                    0
       Other accrued expenses                                                  (74,845)                   0                    0
       Long-term debt                                                           (2,752)                   0                    0
       Subordinated promissory note                                            (22,590)                   0                    0
       Deferred tax asset                                                       30,645                    0                    0
       Other assets and liabilities, net                                        (2,453)                   0                    0
                                                                             ---------            ---------            ---------
                                                                             $ 440,605            $       0            $       0
                                                                             =========            =========            =========
     Acquisition of J.A. Hopay Distributing Co., Inc.:
       Accounts receivable                                                   $     420            $       0            $       0
       Inventories                                                                 153                    0                    0
       Property, plant and equipment                                                51                    0                    0
       Goodwill and other intangible assets                                      3,303                    0                    0
       Other accrued expenses                                                     (251)                   0                    0
       Obligation for covenant not to compete                                   (1,363)                   0                    0
                                                                             ----------           ---------            ---------
                                                                             $   2,313            $       0            $       0
                                                                             =========            =========            =========
     Acquisition of DelAgra:
       Accounts receivable                                                   $       0            $     403            $       0
       Inventories                                                                   0                3,212                    0
       Prepaid expenses and other current assets                                     0                   81                    0
       Property, plant, and equipment                                                0                1,842                    0
       Goodwill and other intangible assets                                          0                1,508                    0
       Other accrued expenses                                                        0                 (433)                   0
                                                                             ---------            ---------            ---------
                                                                             $       0            $   6,613            $       0
                                                                             =========            =========            =========
     Acquisition of C&O Distributing Company:
       Property, plant, and equipment                                        $       0            $      54            $       0
       Goodwill                                                                      0                  756                    0
                                                                             ---------            ---------            ---------
                                                                             $       0            $     810            $       0
                                                                             =========            =========            =========
     Investment in Great Lakes Kraut Company:
       Inventories                                                           $       0            $   2,175            $       0
       Prepaid expenses and other current assets                                     0                  409                    0
       Property, plant, and equipment                                                0                6,966                    0
       Other accrued expenses                                                        0                  (62)                   0
                                                                             ---------            ---------            ---------
                                                                             $       0            $   9,488            $       0
                                                                             =========            =========            =========
Supplemental schedule of non-cash investing and financing activities:
         Conversion of retains to preferred stock                            $   4,648            $   6,967            $   3,275
                                                                             =========            =========            =========
         Net proceeds allocated to members but retained by the Cooperative   $       0            $   4,605            $   2,650
                                                                             =========            =========            =========
         Capital lease obligations incurred                                  $     320            $     222            $     206
                                                                             =========            =========            =========
         Notes from Nalley Canada Ltd. forgiven in acquisition               $       0            $       0            $   4,986
                                                                             =========            =========            =========

   The accompanying notes are an integral part of these financial statements.

PRO-FAC COOPERATIVE, INC. AND CONSOLIDATED SUBSIDIARIES - AGRILINK FOODS, INC. AND AGRIFROZEN FOODS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' AND MEMBERS' CAPITALIZATION AND REDEEMABLE STOCK

(DOLLARS IN THOUSANDS)

                                                                                                  Fiscal Years Ended
                                                                                     --------------------------------------------
                                                                                      June 26,          June 27,        June 28,
                                                                                        1999              1998            1997
                                                                                     -------           --------        --------

Retained earnings allocated to members:
Qualified retains:
Balance at beginning of period                                                      $   29,765       $   31,920         $  32,318
   Net proceeds allocated to members                                                         0            4,605             2,650
   Converted to preferred stock                                                         (4,191)          (6,751)           (3,048)
   Cash paid in lieu of fractional shares                                                   (1)              (9)                0
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                             25,573           29,765            31,920
                                                                                    ----------       ----------        ----------
Non-qualified retains:
   Balance at beginning of period                                                        2,660            2,960             3,275
   Distribution of non-qualified retains -
     Cash paid                                                                            (153)             (84)              (88)
     Converted to preferred stock                                                         (457)            (216)             (227)
                                                                                    -----------      ----------        -----------
   Balance at end of period                                                              2,050            2,660             2,960
                                                                                    ----------       ----------        ----------
Total retains allocated to members at end of period                                     27,623           32,425            34,880
                                                                                    ----------       ----------        ----------
Non-cumulative preferred stock:
   Balance at beginning of period                                                        1,125            1,345             2,645
   Conversion to cumulative preferred stock                                               (134)            (220)           (1,300)
                                                                                    ----------       ----------        -----------
   Balance at end of period                                                                991            1,125             1,345
                                                                                    ----------       ----------        ----------
Cumulative preferred stock:
   Balance at beginning of period                                                       87,580           80,393            75,818
   Converted from non-cumulative preferred stock                                           134              220             1,300
   Converted from non-qualified retains                                                    457              216               227
   Converted from qualified retains                                                      4,191            6,751             3,048
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                             92,362           87,580            80,393
                                                                                    ----------       ----------        ----------
Earned surplus (unallocated and apportioned):
   Balance at beginning of period                                                       11,448            6,786             3,125
   Allocation to earned surplus                                                         10,210            4,662             3,661
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                             21,658           11,448             6,786
                                                                                    ----------       ----------        ----------
Accumulated other comprehensive income:
   Balance at beginning of period                                                         (608)               0                 0
   Minimum pension liability adjustment                                                   (155)            (608)                0
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                               (763)            (608)                0
                                                                                    -----------      ----------        ----------
Total shareholders' and members' capitalization                                     $  141,871       $  131,970        $  123,404
                                                                                    ==========       ==========        ==========
Redeemable stock:
Class B cumulative preferred stock:
   Balance at beginning of period                                                   $      270       $      315        $      334
   (Repurchased)/issued, net                                                                (9)             (45)              (19)
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                         $      261       $      270        $      315
                                                                                    ==========       ==========        ==========
Common stock:
   Balance at beginning of period                                                   $    9,129       $    8,944        $    9,185
   Issued/(repurchased), net                                                               850              185              (241)
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                         $    9,979       $    9,129        $    8,944
                                                                                    ==========       ==========        ==========


       The accompanying notes are an integral part of these consolidated financial statements.

             PRO-FAC COOPERATIVE, INC. AND CONSOLIDATED SUBSIDIARIES
                 AGRILINK FOODS, INC. AND AGRIFROZEN FOODS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF ACCOUNTING POLICIES

Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") is an agricultural cooperative which processes and markets crops grown by its members through its wholly-owned subsidiary Agrilink Foods, Inc. ("Agrilink") and through its subsidiary AgriFrozen Foods, Inc. ("AgriFrozen") in which it has a controlling interest.

Agrilink has four primary product lines including: vegetables, fruits, snacks, and canned meals. The majority of each of the product lines' net sales is within the United States. AgriFrozen has vegetables as its one primary product line. The majority of each of the product lines' net sales are within the United States. In addition, all of the Cooperative's operating facilities, excluding one in Mexico, are within the United States.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

FISCAL YEAR: The fiscal year of Pro-Fac ends on the last Saturday in June. Fiscal 1999, 1998, and 1997 each comprised 52 weeks.

CONSOLIDATION: The consolidated financial statements include the Cooperative and its subsidiaries, Agrilink and AgriFrozen. The financial statements are after elimination of intercompany transactions and balances. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are recorded under the equity method of accounting.

RECLASSIFICATION: Certain items for fiscal 1998 and 1997 have been reclassified to conform with the current presentation.

ADOPTION OF SFAS NO. 130: Effective June 28, 1998, the Cooperative adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. Under SFAS No. 130, the term "comprehensive income" is used to describe the total of net earnings plus other comprehensive income. The Cooperative includes minimum pension liability adjustments within comprehensive income. The adoption of SFAS No. 130 did not have a material effect on the Cooperative's results of operations or financial position.

ADOPTION OF SFAS NO. 131: Effective June 28, 1998 the Cooperative adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Cooperative's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. This change in approach and the adoption of SFAS No. 131 did not affect the Cooperative's results of operations or financial position.

As management makes the majority of its operating decisions based upon the Company's significant product lines, the Company has elected to utilize significant product lines in determining its operating segments. The Company's four primary operating segments are as follows: vegetables, fruits, snacks, and canned meals. See NOTE 8 to the "Notes to Consolidated Financial Statements."

RESTRUCTURING: During the third quarter of fiscal 1999, Agrilink began implementation of a corporate-wide restructuring program. The overall objectives of the plan are to reduce expenses, improve productivity, and streamline operations. The total restructuring charge amounted to $5.0 million and was primarily comprised of employee termination benefits. Efforts have focused on the consolidation of operating functions and the elimination of approximately 5 percent of the work force. Reductions in personnel will include operational and administrative positions. During the fourth quarter of fiscal 1999, approximately $1.0 million of this charge was liquidated. The remaining termination benefits will be liquidated during fiscal 2000.

EXTRAORDINARY ITEM RELATING TO THE EARLY EXTINGUISHMENT OF DEBT: During fiscal 1999, Agrilink refinanced its existing indebtedness, including its 12 1/4 percent Senior Subordinated Notes due 2005 and its then existing bank debt. Premiums and breakage fees associated with early redemptions and other fees incurred amounted to $18.0 million (net of applicable income taxes of $10.4 million). See NOTE 3 to the "Notes to Consolidated Financial Statements."

CHANGE IN ACCOUNTING PRINCIPLE: Effective June 30, 1996, accounting procedures were changed to include in prepaid expenses and other current assets, manufacturing spare parts previously charged directly to expense. Management believes this change is preferable because it provides a better matching of costs with related revenues when evaluating interim financial statements. The favorable cumulative effect of the change (net of income taxes of $1.1 million) was $4.6 million. Pro forma amounts for the cumulative effect of the accounting change on prior periods are not determinable due to the lack of physical inventory counts required to establish quantities at the respective dates. Management does not believe that the difference in accounting methodologies for spare parts had any material impact on historical financial statements.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include short-term investments with maturities of three months or less. There were no such short-term investments at June 26, 1999 or June 27, 1998.

INVENTORIES: Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. Reserves recorded at June 26, 1999 and June 27, 1998 were $8,401,000 and $391,000, respectively.

INVESTMENT IN COBANK: The Cooperative's investment in CoBank was required as a condition of previous borrowings. These securities are not physically issued by CoBank, but rather the Cooperative is notified as to their monetary value. The investment is carried at cost plus the Cooperative's share of the undistributed earnings of CoBank (that portion of patronage refunds not distributed currently in cash).

Earnings on the Cooperative's investment in the Bank in fiscal year 1999, 1998, and 1997 amounted to $743,000, $1,023,000, and $1,633,000, respectively.

During fiscal 1999, all outstanding obligations due CoBank were repaid. In conjunction with the operating policy of CoBank, the Cooperative's investment will be liquidated over a five-year period.

PREPAID MANUFACTURING EXPENSE: Allocation of manufacturing overhead to finished goods produced is on the basis of a production period; thus at the end of each period, manufacturing costs incurred by seasonal plants, subsequent to the end of previous pack operations, are deferred and included in the accompanying balance sheet. Such costs are applied to finished goods during the next production period and recognized as an element of costs of goods sold.

PROPERTY, PLANT, AND EQUIPMENT AND RELATED LEASE ARRANGEMENTS: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 4 to 40 years.

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

Assets held for sale are separately classified on the balance sheet. The recorded value represents an estimate of net realizable value.

GOODWILL AND OTHER INTANGIBLES: Goodwill and other intangible assets include the cost in excess of the fair value of net tangible assets acquired in purchase transactions and acquired non-competition agreements and trademarks. Goodwill and other intangible assets, stated net of accumulated amortization, are amortized on a straight-line basis over 3 to 35 years. The Cooperative periodically assesses whether there has been a permanent impairment in the value of goodwill. This is accomplished by determining whether the estimated, undiscounted future cash flows from operating activities exceed the carrying value of goodwill as of the assessment date. Should aggregate future cash flows be less than the carrying value, a writedown would be required, measured by the difference between the discounted future cash flows and the carrying value of goodwill.

OTHER ASSETS: Other assets are primarily comprised of debt issuance costs. The debt issuance costs are amortized over the term of the debt. Amortization expense incurred, including $5,500,000 of fees associated with the Bridge Facility in fiscal 1999, were $7,678,000, $800,000 and $800,000 in fiscal 1999,
1998, and 1997, respectively.

INCOME TAXES: Income taxes are provided on non-patronage income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting as well as from the issuance of non-qualified retains are appropriately classified in the balance sheet.

PENSION: The Cooperative and its subsidiaries have several pension plans and participate in various union pension plans which on a combined basis cover substantially all employees. Charges to income with respect to plans sponsored by the Cooperative and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts.

DERIVATIVE FINANCIAL INSTRUMENTS: The Cooperative does not engage in interest rate speculation. Derivative financial instruments are utilized to hedge interest rate risks and are not held for trading purposes.

Agrilink has entered into interest rate swap agreements to limit exposure to interest rate movements. Net payments or receipts are accrued into prepaid expenses and other current assets and/or other accrued expenses and are recorded as adjustments to interest expense. Interest rate instruments are entered into for periods no greater than the life of the underlying transaction being hedged. Management anticipates that all interest rate derivatives will be held to maturity. Any gains or losses on prematurely terminated interest rate derivatives will be recognized over the remaining life, if any, of the underlying transaction as an adjustment to interest expense.

COMMODITIES OPTIONS CONTRACTS: In connection with the purchase of certain commodities for anticipated manufacturing requirements, the Cooperative occasionally enters into options contracts as deemed appropriate to reduce the effect of price fluctuations. These options contracts are accounted for as hedges and, accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost. These activities are not significant to the Cooperative's operations as a whole.

CASUALTY INSURANCE: The Cooperative is insured for workers compensation and automobile liability through a primarily self-insured program. The Cooperative accrues for the estimated losses from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for casualty insurance at June 26, 1999 and June 27, 1998 was $6.3 million and $3.3 million, respectively.

ENVIRONMENTAL EXPENDITURES: Environmental expenditures that pertain to current operations are expensed or capitalized consistent with the Cooperative's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recorded when remedial activities are probable, and the cost can be reasonably estimated.

ADVERTISING: Production costs of commercials and programming are charged to operations in the year first aired. The cost of other advertising promotion and marketing programs are charged in the year incurred. Advertising expense incurred in fiscal 1999, 1998, and 1997 amounted to $38,192,000, $9,878,000, and
$8,736,000, respectively.

EARNINGS PER SHARE DATA OMITTED: Earnings per share amounts are not presented as earnings are not distributed to members in proportion to their common stock holdings. Earnings (representing those earnings derived from patronage-sourced business) are distributed to members in proportion to the dollar value of deliveries under Pro-Fac contracts rather than based on the number of shares of common stock held.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used by the Cooperative in estimating the fair value disclosures for financial instruments:

         CASH AND CASH EQUIVALENTS AND NOTES PAYABLE: The carrying amount approximates fair value because of the short maturity of these instruments.

         LONG-TERM INVESTMENTS: The carrying value of the investment in CoBank was $22.1 million at June 26, 1999. As there is no market price for this investment, a reasonable estimate of fair value is not possible.

         LONG-TERM DEBT: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See
         NOTE 5 to the "Notes to Consolidated Financial Statements."

NOTE 2.       AGREEMENTS WITH AGRILINK AND AGRIFROZEN

AGRILINK: The contractual relationship between Pro-Fac and Agrilink is defined in the Pro-Fac Marketing and Facilitation Agreement (the "Pro-Fac Marketing Agreement"). Under the Pro-Fac Marketing Agreement, Agrilink pays Pro-Fac the commercial market value ("CMV") for all crops supplied by Pro-Fac. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market area. Although CMV is intended to be no more than the fair market value of the crops purchased by Agrilink, it may be more or less than the price Agrilink would pay in the open market in the absence of the Pro-Fac Marketing Agreement.

Under the Pro-Fac Marketing Agreement, Agrilink paid Pro-Fac $62.2 million, $58.5 million, and $51.4 million as CMV for crops purchased from Pro-Fac in fiscal years 1999, 1998, and 1997, respectively. Excluding the value of raw agricultural products purchased in conjunction with the DFVC and AgriFrozen acquisitions, the crops purchased by Agrilink from Pro-Fac represented approximately 71 percent, 76 percent, and 71 percent of all raw agricultural crops purchased by Agrilink in fiscal 1999, 1998, and 1997, respectively.

Under the Pro-Fac Marketing Agreement, Agrilink is required to have on its Board of Directors some persons who are neither members of nor affiliated with Pro-Fac ("Disinterested Directors"), the number of Disinterested Directors must at least equal the number of Directors who are members of Pro-Fac. The volume and type of crops to be purchased by Agrilink under the Pro-Fac Marketing Agreement are determined pursuant to its annual profit plan, which requires the approval of a majority of the Disinterested Directors of Agrilink. In addition, in any year in which Agrilink has earnings on products which were processed from crops supplied by Pro-Fac ("Pro-Fac Products"), Agrilink pays to Pro-Fac up to 90 percent of such earnings, but in no case more than 50 percent of all pretax earnings (before dividing with Pro-Fac) of Agrilink. In years in which Agrilink has losses on Pro-Fac Products, Agrilink reduces the CMV it would otherwise pay to Pro-Fac by up to 90 percent of such losses, but in no case by more than 50 percent of all pretax losses (before dividing with Pro-Fac) of Agrilink. Additional patronage income is paid to Pro-Fac for services provided to Agrilink, including the provision of a long-term, stable crop supply, favorable payment terms for crops and the sharing of risks in losses of certain operations of the business. For fiscal years ended 1998 and 1997, such additional patronage income amounted to $12.5 million and $10.3 million, respectively. For fiscal 1999, there was no additional patronage income. Under the Pro-Fac Marketing Agreement, Pro-Fac is required to reinvest at least 70 percent of the additional patronage income in Agrilink. Subsequent to the acquisition date, Pro-Fac has invested an additional $29.9 million in Agrilink.

AGRIFROZEN: The contractual relationship between Pro-Fac and AgriFrozen is defined in a Marketing and Facilitation Agreement between Pro-Fac and AgriFrozen. Under this agreement, AgriFrozen will purchase raw products from Pro-Fac and will process and market the finished products. AgriFrozen will pay Pro-Fac CMV for the crops supplied by Pro-Fac. In addition, in any year in which AgriFrozen has earnings on any products sold which were processed from crops supplied by Pro-Fac, AgriFrozen will distribute such earnings to members of Pro-Fac. However, in the event AgriFrozen experiences any losses on Pro-Fac products, AgriFrozen will deduct the losses from the total CMV payable. The agreement permits AgriFrozen to pay 20 percent in cash and retain 80 percent of its earnings on Pro-Fac products as working capital.

Under the Marketing and Facilitation Agreement between AgriFrozen and Pro-Fac, the Board of Directors of AgriFrozen is required to consist of: (i) at least three and as many as five directors who are individuals who currently serve as directors of Pro-Fac and who are chosen by Pro-Fac's Board of Directors; (ii) one director who is nominated by the president of Agrilink from among Agrilink's management employees; and (iii) any number of disinterested directors who are to be elected from individuals suggested by the president of Agrilink. Disinterested directors are persons who are neither employees, shareholders, nor otherwise affiliated with Pro-Fac or AgriFrozen, but may include a disinterested director of Agrilink.

NOTE 3.       ACQUISITIONS AND DISPOSALS

FISCAL 1999 -

AGRIPAC FROZEN VEGETABLE BUSINESS: On February 23, 1999, PF Acquisition II, Inc., which does business under the name AgriFrozen Foods ("AgriFrozen"), acquired the frozen vegetable business of Agripac, Inc. ("Agripac"), an Oregon cooperative. AgriFrozen, Inc. was formed in January 1999 under the corporation laws of New York State. AgriFrozen was formed to acquire substantially all of the assets of Agripac related to its frozen vegetable processing business. On January 4, 1999 Agripac filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Oregon. On January 22, 1999 Agripac, as debtor-in-possession, filed a motion with the Bankruptcy Court for authority to sell substantially all of the assets comprising its frozen food processing business. The bankruptcy court confirmed the sale of Agripac's frozen food processing assets to AgriFrozen by an order entered on February 18, 1999.

The purchase price for the assets was $80.5 million. AgriFrozen paid an additional $7.8 million in related expenses, including $6.4 million to prior member-growers of Agripac to obtain crop delivery agreements with AgriFrozen, and transaction expenses and miscellaneous costs totaling $1.4 million. AgriFrozen expects to pay an additional $1.2 million in severance costs associated with the acquisition and the implementation of AgriFrozen's business plan. In connection with, and as a condition to the consummation of the acquisition, AgriFrozen entered into a sufficient number of crop delivery contracts with prior member growers of Agripac acceptable to AgriFrozen.

The acquisition was accounted for under the purchase method of accounting. Under purchase accounting tangible and identifiable intangible assets acquired are recorded at their respective fair values. The valuations and other studies which will provide the basis for such an allocation have not progressed to a stage where there is sufficient information to make a final allocation in the accompanying financial statements. Accordingly, the purchase accounting adjustments made in the accompanying financial statements are preliminary.

In order to consummate the acquisition, AgriFrozen (i) entered into a credit facility with CoBank (the "CoBank Credit Facility") providing for $30 million of term loan borrowings and a revolving credit facility (the "CoBank Revolving Credit Facility") of $55 million in fiscal 2000 and $50 million in each year thereafter and (ii) issued a $12 million Subordinated Promissory Note to CoBank. Neither Pro-Fac nor Agrilink guaranteed the debts of AgriFrozen or otherwise pledged any of their respective properties as security for the CoBank financing. All of AgriFrozen's indebtedness is expressly without recourse to Pro-Fac and Agrilink.

Phase I environmental audits were performed on the facilities acquired from Agripac, including lease properties. A number of environmental conditions requiring remedial action have been identified, but none of them individually, or in the aggregate, are expected to exceed the $4.0 million of debt reduction for environmental remediation to be provided by CoBank.

As part of its business strategy, AgriFrozen has also entered into an administrative services agreement with Agrilink to provide it with certain management consulting and administrative services.

The effects of the Agripac acquisition are not material and accordingly, have been excluded from the pro forma information presented below.

SALE OF ADAMS BRAND PEANUT BUTTER OPERATIONS: On January 29, 1999, Agrilink sold the Adams brand peanut butter operations to the J.M. Smucker Company. Agrilink received proceeds of approximately $13.5 million which were applied to outstanding bank loans. A gain of approximately $3.5 million was recognized on this transaction.

ERIN'S GOURMET POPCORN: On January 5, 1999, Agrilink announced that it acquired the assets of Erin's Gourmet Popcorn ("Erin's"), a Seattle-based, ready-to-eat popcorn manufacturer. The acquisition was accounted for as a purchase. The purchase price was approximately $0.6 million. Intangibles of approximately $0.6 million were recorded in conjunction with this transaction and are being amortized over 3 to 30 years.

The effects of the Erin's acquisition are not material, and accordingly, have been excluded from the pro forma information presented below.

DEAN FOODS VEGETABLE COMPANY: On September 24, 1998, Agrilink acquired the Dean Foods Vegetable Company ("DFVC"), the frozen and canned vegetable business of Dean Foods Company ("Dean Foods"), by acquiring all the outstanding capital stock of Dean Foods Vegetable Company and Birds Eye de Mexico SA de CV (the "DFVC Acquisition"). In connection with the DFVC Acquisition, Agrilink sold its aseptic business to Dean Foods. Agrilink paid $360 million in cash, net of the sale of the aseptic business, and issued to Dean Foods a $30 million unsecured subordinated promissory note due November 22, 2008 (the "Dean Foods Subordinated Promissory Note"), as consideration for the DFVC Acquisition. Agrilink had the right, exercisable until July 15, 1999, to require Dean Foods, jointly with Agrilink, to treat the DFVC Acquisition as an asset sale for tax purposes under
Section 338(h)(10) of the Internal Revenue Code. On April 15, 1999, Agrilink paid $13.2 million to Dean Foods and exercised the election.

After the DFVC Acquisition, DFVC was merged into Agrilink. This entity is one of the leading processors of vegetables in the United States, selling its products under well-known brand names, such as Birds Eye, Freshlike and Veg-All, and various private labels. Agrilink believes that the DFVC Acquisition strengthens its competitive position by: (i) enhancing its brand recognition and market position, (ii) providing opportunities for cost savings and operating efficiencies and (iii) increasing its product and geographic diversification.

The DFVC Acquisition was accounted for under the purchase method of accounting. Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed were recorded at their respective fair values. Goodwill associated with the DFVC Acquisition is being amortized over 30 years.

The following unaudited pro forma financial information presents a summary of consolidated results of operations of Pro-Fac and DFVC as if the acquisition had occurred at the beginning of the 1998 fiscal year.

                                                                   Fiscal Years Ended
                                                        ---------------------------------------
                                                        June 26, 1999             June 27, 1998
                                                        --------------            -------------
Net sales                                                   $1,336.0                  $1,242.6
Income/(loss) before extraordinary items                    $   25.1                  $   (0.3)
Net income/(loss)                                           $    7.1                  $   (0.3)

These unaudited pro forma results have been prepared for comparative purposes only and include adjustments for additional depreciation expense and amortization and interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect at the beginning of the 1998 fiscal year, or of the future operations of the consolidated entities.

Concurrently with the DFVC Acquisition, Agrilink refinanced its then existing indebtedness (the "Refinancing"), including its 12 1/4 percent Senior Subordinated Notes due 2005 (the "Old Notes") and its then existing bank debt. On August 24, 1998, Agrilink commenced a tender offer (the "Tender Offer") for all the Old Notes and consent solicitation to certain amendments under the indenture governing the Old Notes to eliminate substantially all the restrictive covenants and certain events of default therein. Substantially all of the $160 million aggregate principal amount of the Old Notes were tendered and purchased by Agrilink for aggregate consideration of approximately $184 million, including accrued interest of $2.9 million. Agrilink also terminated its then existing bank facility (including seasonal borrowings) and repaid $176.5 million, excluding interest owed and breakage fees outstanding thereunder. Agrilink recognized an extraordinary item of $18.0 million (net of income taxes) in the first quarter of fiscal 1999 relating to this refinancing.

In order to consummate the DFVC Acquisition and the Refinancing and to pay the related fees and expenses, Agrilink: (i) entered into a new credit facility (the "New Credit Facility") providing for $455 million of term loan borrowings (the "Term Loan Facility") and up to $200 million of revolving credit borrowings (the "Revolving Credit Facility"), (ii) entered into and drew upon a $200 million bridge loan facility (the "Bridge Facility") and (iii) issued the $30 million Subordinated Promissory Note to Dean Foods. The Bridge Facility was repaid during November of 1998 principally with the proceeds from a new Senior Subordinated Note Offering. See NOTE 5 - "Debt - Senior Subordinated Notes
11 7/8 Percent (due 2008). Debt issue costs of $5.5 million associated with the Bridge Facility were expensed during the quarter ended December 26, 1998.

J.A. HOPAY DISTRIBUTING CO, INC.: Effective July 21, 1998, Agrilink acquired J.A. Hopay Distributing Co., Inc. ("Hopay") of Pittsburgh, Pennsylvania. Hopay distributed snack products for Snyder of Berlin, one of the Company's businesses included within its snack foods unit. The acquisition was accounted for as a purchase. The purchase price (net of liabilities assumed) was approximately $2.3 million. Intangibles of approximately $3.3 million were recorded in conjunction with this transaction and are being amortized over 5 to 30 years.

The effects of the Hopay acquisition are not material and, accordingly, have been excluded from the above pro forma presentation.

FISCAL 1998 -

MICHIGAN DISTRIBUTION CENTER: Effective March 31, 1998, Agrilink entered into a multiyear logistics agreement under which GATX Logistics will provide freight management, packaging and labeling services, and distribution support to and from production facilities owned by Agrilink in and around Coloma, Michigan. The agreement included the sale of Agrilink's labeling equipment and distribution center. Agrilink received proceeds of $12.6 million for the equipment and facility which were applied to outstanding bank loans. No significant gain or loss occurred as a result of this transaction.

DELAGRA CORP.: Effective March 30, 1998, Agrilink acquired the majority of assets and the business of DelAgra Corp. of Bridgeville, Delaware. DelAgra Corp. is a producer of private label frozen vegetables. The acquisition was accounted for as a purchase. The purchase price was approximately $6.6 million. Goodwill of approximately $0.6 million and $0.9 million for a covenant not to compete were received in conjunction with this transaction These amounts are being amortized over 30 and 5 years, respectively.

C&O DISTRIBUTING COMPANY: Effective March 9, 1998, Agrilink acquired the majority of assets and the business of C&O Distributing Company of Canton, Ohio. C&O distributed snack products for Snyder of Berlin, one of Agrilink's businesses included within its snack foods unit. The acquisition was accounted for as a purchase. The purchase price was approximately $0.8 million. Intangibles of approximately $0.8 million were recorded in conjunction with this transaction and are being amortized over 30 years.

FORMATION OF NEW SAUERKRAUT COMPANY: Effective July 1, 1997, Agrilink and Flanagan Brothers, Inc. of Bear Creek, Wisconsin contributed all their assets involved in sauerkraut production to form a new sauerkraut company. This new company, Great Lakes Kraut Company, operates as a New York limited liability company with ownership and earnings divided equally between the two companies. The joint venture is accounted for using the equity method of accounting. Summarized financial information of Great Lakes Kraut Company is as follows:

CONDENSED STATEMENT OF EARNINGS
(DOLLARS IN THOUSANDS)

                                         Fiscal Years Ended
                              -------------------------------------------
                              June 26, 1999                 June 27, 1998
                              --------------                -------------
Net sales                      $  30,174                      $ 27,620
Gross profit                   $   9,392                      $  7,439
Operating income               $   6,267                      $  4,411
Net income                     $   5,575                      $  3,786

CONDENSED BALANCE SHEET
(DOLLARS IN THOUSANDS)

Current assets                 $  14,112                      $ 10,668
Noncurrent assets              $  21,669                      $ 18,884
Current liabilities            $  13,237                      $  6,483
Noncurrent liabilities         $   5,736                      $  6,261

FISCAL 1997 -

GEORGIA FROZEN DISTRIBUTION CENTER: On June 27, 1997, Americold acquired Agrilink's frozen foods distribution center in Montezuma, Georgia. In addition, the two companies entered into a long-term logistics agreement under which Americold will manage its facility and all frozen food transportation operations of Agrilink in Georgia and New York. Agrilink received proceeds of approximately $9.1 million which were applied to outstanding bank loans. No significant gain or loss occurred as a result of this transaction.

INFORMATION SERVICES REORGANIZATION: On June 19, 1997, Systems & Computer Technology Corporation ("SCT") and Agrilink announced they signed a major outsourcing services and software agreement effective June 30, 1997. The ten-year agreement, valued at approximately $50 million, is for SCT's, OnSite outsourcing services.

SALE OF NEW YORK CANNED VEGETABLE BUSINESSES: On May 6, 1997, Seneca Foods Corporation ("Seneca") acquired the Agrilink Leicester, New York production facility and the LeRoy, New York distribution center, as well as the Blue Boy brand.

Agrilink received proceeds of approximately $29.4 million which were applied to outstanding bank debt. No significant gain or loss occurred as a result of this transaction.

This transaction also included an agreement requiring Agrilink to handle all vegetable sourcing for Seneca at its New York plants. This agreement initially has a minimum ten-year term.

BROOKS FOODS: On April 30, 1997, Hoopeston Foods acquired certain assets from the Brooks Foods operating facility. The purchase price of approximately $2.1 million was paid with $400,000 in cash and a $1.7 million ten-year note. The proceeds were applied to outstanding bank loans. No significant gain or loss occurred as a result of this transaction. In addition, the two companies entered into a copack and warehouse agreement under which Hoopeston will produce, package, and warehouse certain products.

NALLEY CANADA LTD.: On June 26, 1995, Agrilink sold Nalley Canada Ltd., located in Vancouver, British Columbia, to a management group. The operations were sold for approximately $8.0 million. Approximately, $4.0 million was received in cash. The remainder of the proceeds were received through a series of long-term notes with maturities between 1998 and 2005. The notes included an interest rate of 12 1/4 percent.

In April 1997, Agrilink acquired certain businesses from Nalley Canada Ltd. The acquired operations include a $12.0 million consumer products business, which markets throughout the western Provinces of Canada. The purchase price of approximately $5.0 million was paid through the forgiveness of various long-term receivables (including interest earned) issued to Agrilink in connection with its sale of the stock of Nalley Canada Ltd. in 1995.

FINGER LAKES PACKAGING: On October 9, 1996, Agrilink completed the sale of Finger Lakes Packaging, Inc. ("Finger Lakes Packaging"), a subsidiary of Agrilink to Silgan Containers Corporation, an indirect, wholly-owned subsidiary of Silgan Holdings, Inc., headquartered in Stamford, Connecticut. A gain of approximately $3.6 million was recognized on this transaction. Agrilink received proceeds of approximately $30.0 million. Proceeds from this sale were applied to outstanding bank loans. The transaction also included a long-term supply agreement between Silgan and Agrilink.

NOTE 4.       PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

The following is a summary of property, plant and equipment and related obligations at June 26, 1999 and June 27, 1998:

(DOLLARS IN THOUSANDS)

                                                       June 26, 1999                             June 27, 1998
                                       -------------------------------------       ------------------------------------------
                                         Owned         Leased                         Owned           Leased
                                         Assets        Assets          Total         Assets           Assets           Total
                                       ---------     ---------       --------      ----------        --------        ---------
Land                                   $  19,864     $     0         $ 19,864       $   5,772       $      0          $  5,772
Land improvements                          7,907           0            7,907           3,949              0             3,949
Buildings                                112,229         395          112,624          71,342            395            71,737
Machinery and equipment                  296,658         827          297,485         163,177            990           164,167
Construction in progress                  19,507           0           19,507          14,421              0            14,421
                                       ---------     -------         --------      ----------       --------        ----------
                                         456,165       1,222          457,387         258,661          1,385           260,046
Less accumulated depreciation            (89,568)       (564)         (90,132)        (64,678)          (753)          (65,431)
                                       ---------     -------         --------      ----------       --------        ----------
Net                                    $ 366,597     $   658         $367,255      $  193,983       $    632        $ 194,615
                                       =========     =======         ========      ==========       ========        ==========


Obligations under capital leases(1)                  $   776                                        $    759
Less current portion                                    (208)                                           (256)
                                                     -------                                        --------
Long-term portion                                    $   568                                        $    503
                                                     =======                                        ========

(1) Represents the present value of net minimum lease payments calculated at the Cooperative's incremental borrowing rate at the inception of the leases, which ranged from 6.3 to 9.8 percent.

Interest capitalized in conjunction with construction amounted to approximately $259,000 and $248,000 in fiscal 1999 and 1998, respectively.

The following is a schedule of future minimum lease payments together with the present value of the minimum lease payments related to capitalized leases, both as of June 26, 1999.

(DOLLARS IN THOUSANDS)

                  Fiscal Year Ending Last                         Capital          Operating      Total Future
                     Saturday In June                             Leases             Leases        Commitment
                  -----------------------                        --------          ---------      ------------
                         2000                                     $   296           $  9,444        $  9,740
                         2001                                         219              7,379           7,598
                         2002                                         147              5,501           5,648
                         2003                                         115              4,352           4,467
                         2004                                         102              2,027           2,129
                     Later years                                      113             12,567          12,680
                                                                  -------           --------        --------
                  Net minimum lease payments                          992           $ 41,270        $ 42,262
                                                                                    ========        ========
                  Less amount representing interest                  (216)
                                                                  -------
                  Present value of minimum lease payments         $   776
                                                                  =======

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $15,352,000, $12,250,000, and $11,204,000 for fiscal years 1999, 1998, and 1997, respectively.

NOTE 5.       DEBT

The following is a summary of long-term debt outstanding:


                                                                  June 26, 1999                            Total
                                                 --------------------------------------------             June 27,
                                                 Agrilink          AgriFrozen          Total               1998
                                                 --------          -----------      ---------          -----------
Bank Debt                                       $   446,600        $  30,000        $  476,600         $    72,400
Senior Subordinated Notes                           200,015                0           200,015             160,000
Subordinated Promissory Note (net of discount)       23,372            4,006            27,378                   0
Other                                                 6,999                0             6,999               5,608
                                                -----------        ---------        ----------         -----------
Total Debt                                          676,986           34,006           710,992             238,008
Less Current Portion                                 (8,670)               0            (8,670)             (8,071)
                                                -----------        ---------        ----------         -----------
Total Long-Term Debt                            $   668,316        $  34,006        $  702,322         $   229,937
                                                ===========        =========        ==========         ===========

AGRILINK DEBT

NEW CREDIT FACILITY (BANK DEBT): In connection with the DFVC Acquisition, Agrilink entered into the New Credit Facility with Harris Bank as Administrative Agent and Bank of Montreal as Syndication Agent, and the lenders thereunder. The New Credit Facility consists of the $200 million Revolving Credit Facility and the $455 million Term Loan Facility. The Term Loan Facility is comprised of the Term A Facility, which has a maturity of five years, the Term B Facility, which has a maturity of six years, and the Term C Facility, which has a maturity of seven years. The Revolving Credit Facility has a maturity of five years. All previous bank debt was repaid in conjunction with the execution of the New Credit Facility.

The New Credit Facility bears interest, at Agrilink's option, at the Administrative Agent's alternate base rate or the London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of: (i) in the case of alternate base rate loans, (x) 1.00 percent for loans under the Revolving Credit Facility and the Term A Facility, (y) 2.75 percent for loans under the Term B Facility and (z) 3.00 percent for loans under the Term C Facility and (ii) in the case of LIBOR loans, (x) 2.75 percent for loans under the Revolving Credit Facility and the Term A Facility, (y) 3.75 percent for loans under the Term B Facility and (z) 4.00 percent for loans under the Term C Facility. The Administrative Agent's "alternate base rate" is defined as the greater of: (i) the prime commercial rate as announced by the Administrative Agent or (ii) the Federal Funds rate plus 0.50 percent. The weighted-average rate of interest applicable to the Term Loan Facility was 8.79 percent. In addition, Agrilink pays a commitment fee calculated at a rate of 0.50 percent per annum on the daily average unused commitment under the Revolving Credit Facility.

Upon consummation of the DFVC Acquisition, Agrilink drew $455 million under the Term Loan Facility, consisting of $100 million, $175 million and $180 million of loans under the Term A Facility, Term B Facility and Term C Facility, respectively. Additionally, Agrilink drew $93 million under the Revolving Credit Facility for seasonal working capital needs and $14.3 million under the Revolving Credit Facility was issued for letters of credit. During December 1998, Agrilink's primary lender exercised its right under the New Credit Facility to transfer $50 million from the Term A Facility to the Term B and Term C Facilities in increments of $25 million.

Utilizing outstanding balances at June 26, 1999, the Term Loan Facility is subject to the following amortization schedule:

(DOLLARS IN MILLIONS)

Fiscal Year                Term Loan A                 Term Loan B                   Term Loan C                      Total
-----------                -----------                 -----------                   -----------                      -----
    2000                         7.5                         0.4                           0.4                         8.3
    2001                        10.0                         0.4                           0.4                        10.8
    2002                        10.0                         0.4                           0.4                        10.8
    2003                        10.0                         0.4                           0.4                        10.8
    2004                        10.3                         0.4                           0.4                        11.1
    2005                         0.0                       194.9                           0.4                       195.3
    2006                         0.0                         0.0                         199.5                       199.5
                             -------                      ------                       -------                     -------
                             $  47.8                      $196.9                       $ 201.9                     $ 446.6
                             =======                      ======                       =======                     =======


The Term Loan Facility is subject to mandatory prepayment under various scenarios as defined in the New Credit Facility. During the third quarter of fiscal 1999, Agrilink made mandatory prepayments of $8.0 million on the Term Loan Facility from proceeds of the sale of the peanut butter operations. In addition, during fiscal 1999 principal payments of $0.2 million were made on each of the Term Loan B and Term Loan C facilities.

Agrilink's obligations under the New Credit Facility are secured by a first-priority lien on: (i) substantially all existing or after-acquired assets, tangible or intangible, (ii) the capital stock of certain of Pro-Fac's (excluding AgriFrozen), current and future subsidiaries and (iii) all of Agrilink's rights under the agreement to acquire DFVC (principally indemnification rights) and the Marketing and Facilitation Agreement between Agrilink and Pro-Fac. Agrilink's obligations under the New Credit Facility are guaranteed by Pro-Fac (excluding AgriFrozen) and certain of Agrilink's current and future, if any, subsidiaries.

The New Credit Facility contains customary covenants and restrictions on Agrilink's ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens, (ii) limitations on sale-leaseback transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments and (iii) limitations on dividend and other distributions. The New Credit Facility also contains financial covenants requiring Pro-Fac to maintain a minimum level of consolidated EBITDA, a minimum consolidated interest coverage ratio, a minimum consolidated fixed charge coverage ratio, a maximum consolidated leverage ratio and a minimum level of consolidated net worth. Under the Credit Agreement, the assets, liabilities, and results of operations of AgriFrozen are not consolidated with Pro-Fac for purposes of determining compliance with the covenants. In August of 1999, Pro-Fac negotiated an amendment to the original covenants. In conjunction with this amendment, Pro-Fac incurred a fee of approximately $2.6 million. This fee will be amortized over the remaining life of the New Credit Facility. Pro-Fac and Agrilink are in compliance with all covenants, restrictions and requirements under the terms of the New Credit Facility as amended.

INTEREST RATE PROTECTION AGREEMENTS: Agrilink has entered into a three-year interest rate swap agreement with the Bank of Montreal in the notional amount of $150 million. The swap agreement provides for an interest rate of 4.96 percent over the term of the swap payable by Agrilink in exchange for payments at the published three-month LIBOR. In addition, Agrilink entered into a separate interest rate swap agreement with the Bank of Montreal in the notional amount of $100 million for an initial period of three years. This swap agreement provides for an interest rate of 5.32 percent over the term of the swap, payable by Agrilink in exchange for payments at the published three-month LIBOR. Agrilink entered into these agreements in order to manage its interest rate risk by exchanging its floating rate interest payments for fixed rate interest payments.

Agrilink had a two-year option to extend the maturity date on one of the interest rate swap agreements with a notional amount of $100,000,000. On June 8, 1999, Agrilink sold this option to Bank of Montreal for approximately $2,050,000. The gain resulting from the sale is being recognized over the remaining interest rate swap life.

SENIOR SUBORDINATED NOTES - 11 7/8 PERCENT (DUE 2008): To extinguish the Subordinated Bridge Facility, Agrilink issued Senior Subordinated Notes ("New Notes") for $200 million aggregate principal amount due November 1, 2008. Interest on the New Notes accrues at the rate of 11 7/8 percent per annum and is payable semiannually in arrears on May 1 and November 1.

The New Notes represent general unsecured obligations of Agrilink, subordinated in right of payment to certain other debt obligations of Agrilink (including Agrilink's obligations under the New Credit Facility). The New Notes are guaranteed by Pro-Fac and certain of the Cooperative's current and future, if any, subsidiaries.

The New Notes contain customary covenants and restrictions on Agrilink's ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens; (ii) limitations on consolidations, mergers, sales of assets, transactions with affiliates; and (iii) limitations on dividends and other distributions. Agrilink is in compliance with all covenants, restrictions, and requirements under the New Notes.

SUBORDINATED BRIDGE FACILITY: To complete the DFVC Acquisition, Agrilink entered into a Subordinated Bridge Facility (the "Bridge Facility"). During November 1998, the net proceeds from the sale of the New Notes, together with borrowings under the Revolving Credit Facility, were used to repay all the indebtedness outstanding ($200 million plus accrued interest) under the Bridge Facility. The outstanding indebtedness under the Bridge Facility accrued interest at an approximate rate per annum of 10 1/2 percent. Debt issuance costs associated with the Bridge Facility of $5.5 million were fully amortized during the second quarter of fiscal 1999.

DEAN FOODS SUBORDINATED PROMISSORY NOTE: As partial consideration for the DFVC Acquisition, Agrilink issued to Dean Foods the Dean Foods Subordinated Promissory Note for $30 million aggregate principal amount due November 22, 2008. Interest on the note is accrued quarterly in arrears commencing December 31, 1998, at a rate per annum of 5 percent until November 22, 2003, and at a rate of 10 percent thereafter. As the stated rates on the note are below market value, Agrilink has imputed the appropriate discount utilizing an effective interest rate of 11 7/8 percent. Interest accruing through November 22, 2003 is required to be paid in kind through the issuance by Agrilink of additional subordinated promissory notes identical to the note. Agrilink satisfied this requirement through the issuance of three additional promissory notes each for approximately $0.4 million on December 31, 1998, March 31, 1999, and June 30, 1999. Interest accruing after November 22, 2003 is payable in cash. The notes may be prepaid at Agrilink's option without premium or penalty.

The note is expressly subordinate to the New Notes and the New Credit Facility and contains no financial covenants. The note is guaranteed by Pro-Fac.

SENIOR SUBORDINATED NOTES - 12 1/4 PERCENT DUE 2005 ("OLD NOTES"): In conjunction with the DFVC Acquisition, Agrilink repurchased $159,985,000 principal amount of its Old Notes, of which $160 million aggregate principal amount was previously outstanding. Agrilink paid a total of approximately $184 million to repurchase the Old Notes, including interest accrued thereon of $2.9 million. Holders who tendered consented to certain amendments to the indenture relating to the Old Notes, which eliminated or amended substantially all the restrictive covenants and certain events of default contained in such indenture. Agrilink may repurchase the remaining Old Notes in the future in open market transactions, privately negotiated purchases or otherwise.

REVOLVING CREDIT FACILITY ("NOTES PAYABLE"): Borrowings under Agrilink's Revolving Credit Facility (excluding AgriFrozen) were as follows:

(DOLLARS IN THOUSANDS)

                                                                                   Fiscal Years Ended
                                                           --------------------------------------------------------------------
                                                           June 26, 1999             June 27, 1998                June 28, 1997
                                                           -------------             -------------                -------------
Balance at end of period                                     $  18,900                 $       0                   $     0
Rate at fiscal year end                                           8.2%                       0.0%                      0.0%
Maximum outstanding during the period                        $ 116,200                 $  66,000                   $65,000
Average amount outstanding during the period                 $  76,700                 $  51,300                   $34,300
Weighted average interest rate during the period                   7.8%                      7.0%                      7.3%

Agrilink also maintains a Letter of Credit Facility which provides for the issuance of letters of credit through September 1999. As of June 26, 1999, there were $16.2 million letters of credit outstanding. Management anticipates timely renewals of the Letter of Credit facilities.

OTHER DEBT: Other debt of $7.0 million carries rates up to 10 percent at June 26, 1999.

MATURITIES: Total long-term debt maturities during each of the next five fiscal years for debt associated with Agrilink are as follows: 2000, $8.7 million; 2001, $16.5 million; 2002, $11.1 million; 2003, $11.1 million; and 2004, $11.4 million. Provisions of the Term Loan require annual payments on the last day of each September of each year (commencing September 30, 1999) in an amount equal to the "annual cash sweep" (equivalent to approximately 75 percent of net income adjusted for certain cash and non-cash items) for the preceding fiscal year. As of June 26, 1999, Agrilink had satisfied its obligation under this provision. Provisions of the Term Loan Facility also require that cash proceeds from the sale of businesses be applied to the Term Loan Facility.

FAIR VALUE: The estimated fair value of Agrilink's long-term debt outstanding was approximately $673.7 million and $249.8 million at June 26, 1999 and June 27, 1998, respectively. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to Agrilink for debt with similar maturities.

AGRIFROZEN DEBT

COBANK CREDIT FACILITY (BANK DEBT): In connection with the acquisition of Agripac's frozen vegetable processing business, AgriFrozen entered into a CoBank Credit Facility with CoBank. The CoBank Credit Facility consists of a $30 million Term Loan Facility and a Revolving Credit Facility both facilities mature June 29, 2002. The Revolving Credit Facility commitment is $55 million for fiscal 2000 and in each year thereafter it is $50 million.

The CoBank term loan facility bears interest, at the option of AgriFrozen, at a fixed or variable rate. The fixed rate represents the CoBank cost of funds plus
4.19 percent. The variable rate is CoBank's "National Variable Rate," which is a reference rate established by CoBank. In addition, AgriFrozen will pay a commitment fee calculated at a rate of 0.50 percent per annum on the amount by which the CoBank revolving credit facility commitment exceeds the greater of (i) $50 million or (ii) the average daily aggregate of the revolving credit facility advances. There is an interest cap, which includes the fees on the CoBank Revolving Credit Facility, of $1.9 million for the initial period ending June 26, 1999 and $5.5 million for each subsequent fiscal year.

AgriFrozen's obligations under the CoBank Credit Facility are secured by a first-priority lien on substantially all existing or after acquired assets, tangible or intangible, of AgriFrozen.

AgriFrozen's obligations under the CoBank Credit Facility are not guaranteed by Pro-Fac or Agrilink and are expressly nonrecourse as to Pro-Fac and Agrilink.

The CoBank Credit Facility contains customary covenants and restrictions on AgriFrozen's ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens, (ii) limitations on consolidations, mergers, sale of assets, acquisitions and transactions with affiliates and third parties (iii) limitations on dividends and other distributions and (iv) limitations on capital expenditures and administrative expenses. The CoBank Credit Facility also contains financial covenants that are effective beginning in fiscal 2000. The covenants require AgriFrozen to maintain a minimum level of EBITDA and a maximum leverage ratio. AgriFrozen is in compliance with or has obtained waivers or amendments for its covenants, restrictions, and requirements under the terms of the CoBank Credit Facility.

COBANK SUBORDINATED PROMISSORY NOTE: As partial consideration for the acquisition of Agripac's frozen vegetable processing business, AgriFrozen issued to CoBank the CoBank Subordinated Promissory Note for $12 million aggregate principal amount. Interest on the note is payable quarterly in arrears commencing February 22, 2004 until February 22, 2009 at a rate per annum of 5 percent, and at a rate of 7 percent thereafter. As the stated rates on the note are below market value, AgriFrozen has imputed the appropriate discount utilizing an effective interest rate of 13%. Interest accruing for the period from February 22, 2004 until February 22, 2009 is payable in kind through the issuance by AgriFrozen of additional subordinated promissory notes identical to the note. Quarterly principal payments are due commencing March 31, 2009 each equal to 1/40 of the principal balance on March 31, 2009 with a final lump-sum payment due February 22, 2014. The note may be prepaid at AgriFrozen's option without premium or penalty.

The note is expressly subordinate to the CoBank Credit Facility. The note is secured by the assets of AgriFrozen, but it is not guaranteed by Pro-Fac or Agrilink and is expressly non-recourse as to Pro-Fac and Agrilink.

REVOLVING CREDIT FACILITY ("NOTES PAYABLE"): Borrowings under AgriFrozen's Revolving Credit Facility were as follows:

(DOLLARS IN THOUSANDS)

                                                        Fiscal Year Ended
                                                          June 26, 1999
                                                        -----------------
Balance at end of period                                     $  36,000
Rate at fiscal year end                                          9.25%
Maximum outstanding during the period                        $  36,970
Average amount outstanding during the period                 $  11,548
Weighted average interest rate during the period                 9.25%

FAIR VALUE: The estimated fair value of AgriFrozen's long-term debt outstanding was approximately $34.0 million at June 26, 1999. The fair value for long-term debt was estimated using the current rates offered to AgriFrozen for debt with similar maturities.

NOTE 6.       TAXES ON INCOME

Taxes on income before extraordinary item and the cumulative effect of an accounting change include the following:

(DOLLARS IN THOUSANDS)

                                                                Fiscal Years Ended
                                                  ------------------------------------------------
                                                  June 26, 1999   June 27, 1998      June 28, 1997
                                                  -------------   -------------      -------------
                           Federal -
                             Current                 $ 12,781          $ 6,214          $    658
                             Deferred                   8,972            1,201             4,409
                                                     --------          -------          --------
                                                       21,753            7,415             5,067
                           State and foreign -

                             Current                    2,016              874               314
                             Deferred                     977             (449)              148
                                                     --------          -------          --------
                                                        2,993              425               462
                                                     --------          -------          --------
                                                     $ 24,746          $ 7,840          $  5,529
                                                     ========          =======          ========


A reconciliation of the consolidated effective tax rate to the amount computed by applying the federal income tax rate to income before taxes, extraordinary item, and cumulative effect of an accounting change, is as follows:

(DOLLARS IN THOUSANDS)

                                                                                           Fiscal Years Ended
                                                                           ----------------------------------------------
                                                                            June 26,           June 27,         June 28,
                                                                              1999               1998             1997
                                                                           ----------         ----------       ----------
Income tax provision                                                          35.0%             35.0%               34.0%
State and foreign income taxes, net of federal income tax effect               3.5               2.3                 3.6
Allocation to members                                                          0.0              (8.6)               (1.7)
Goodwill amortization                                                          5.9               3.9                 7.6
Dividend received deduction                                                   (0.4)             (1.2)               (3.5)
Other (net)                                                                   (1.4)              0.0                 0.6
                                                                            ------             -----               -----
Effective Tax Rate                                                            42.6%             31.4%               40.6%
                                                                            ======             =====               =====

The consolidated deferred tax (liabilities)/assets consist of the following:

                                                                  June 26, 1999       June 27, 1998
                                                                  -------------       -------------
   Liabilities:
      Depreciation                                                    $  (28,468)      $  (44,611)
      Goodwill and other intangible assets                                (1,379)            (333)
      Prepaid manufacturing expense                                       (7,086)          (3,270)
      Accounts receivable                                                   (220)            (201)
      Prepaid expenses and other current assets                           (1,672)               0
      Discount on Subordinated Promissory Notes                           (2,882)               0
                                                                      ----------       ----------
                                                                         (41,707)         (48,415)
                                                                      ----------       ----------

   Assets:

      Non-qualified retains                                                  697              904
      Inventories                                                          9,182            2,089
      Credits and operating loss carryforwards                             1,538            6,573
      Accrued employee compensation                                        5,316            3,594
      Insurance accruals                                                   4,422            1,987
      Pension/OPEB accruals                                                7,353            6,928
      Restructuring reserves                                               5,665              321
      Promotional reserves                                                   867            1,890
      Other                                                                1,164            2,071
                                                                      ----------       ----------
                                                                          36,204           26,357
                                                                      ----------       ----------
      Net deferred liabilities                                            (5,503)         (22,058)
      Valuation allowance                                                 (1,409)          (5,550)
                                                                      ----------       ----------
                                                                      $   (6,912)      $  (27,608)
                                                                      ==========       ==========

During fiscal year 1999, Agrilink utilized the $5.5 million of net operating loss carryforwards ($1.9 million of tax). The benefits for these net operating losses had been recorded in previous years.

During fiscal year 1996, Agrilink sold the stock of its wholly-owned subsidiary Curtice Burns Meat Snacks, Inc. Substantially all of the assets of this subsidiary were previously sold. This sale and other sales resulted in a capital loss of $40.4 million ($15.7 million of tax). As of the date of sale, a full valuation allowance had been recorded against the capital loss carryforward as it was more likely than not that a tax benefit would not be realized. During fiscal year 1997, however, Agrilink disposed of its Finger Lakes Packaging subsidiary, its New York canned vegetable operation, and a distribution center in Georgia. During fiscal year 1998, a distribution center in Michigan was disposed of. During fiscal year 1999, the Company disposed of its aseptic and peanut butter businesses. As a result of these disposals, Agrilink utilized all of its capital loss carryforward of $13.7 million ($5.3 million of tax), $5.1 million ($2.0 million of tax), and $21.6 million ($8.4 million of tax) in fiscal 1999, 1998, and 1997, respectively. As of June 26, 1999, Agrilink does not have any remaining capital loss carryforward available. As the related valuation allowance was established in conjunction with the acquisition of Agrilink by Pro-Fac, the recognition of this capital loss carryforward reduced goodwill.

In January 1995, the Boards of Directors of Agrilink and Pro-Fac approved appropriate amendments to the Bylaws of Agrilink to allow Agrilink to qualify as a cooperative under Subchapter T of the Internal Revenue Code. In August 1995, Agrilink and Pro-Fac received a favorable ruling from the Internal Revenue Service approving the change in tax treatment effective for fiscal 1996. This ruling also confirmed that the change in Agrilink tax status would have no effect on Pro-Fac's ongoing treatment as a cooperative under Subchapter T of the Internal Revenue Code of 1986.

NOTE 7.       PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

PENSIONS: The Cooperative has primarily noncontributory defined benefit plans covering most employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The Cooperative's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations.

The Cooperative also participates in several union sponsored pension plans. It is not possible to determine the Cooperative's relative share of the accumulated benefit obligations or net assets for these plans.

Pension cost for fiscal years ended 1999, 1998, and 1997 includes the following components:

(DOLLARS IN THOUSANDS)

                                                                                 Pension  Benefits
                                                                  -------------------------------------------------
                                                                                 Fiscal Years Ended
                                                                  -------------------------------------------------
                                                                  June 26, 1999     June 27, 1998     June 28, 1997
                                                                  -------------     -------------     -------------
Change in benefit obligation:
   Benefit obligation at beginning of period                         $ 101,504        $   86,775        $   87,674
   Service cost                                                          4,727             2,796             2,915
   Interest cost                                                         6,953             6,776             6,637
   Plan participants' contributions                                        242               168               279
   Amendments                                                                0                74                 0
   Actuarial loss/(gain)                                                 4,976            13,437            (2,171)
   Benefits paid                                                        (7,569)           (8,522)           (8,559)
                                                                     ----------       ----------        ----------
     Benefit obligation at end of period                               110,833           101,504            86,775
                                                                     ---------        ----------        ----------
Change in plan assets:
   Fair value of assets at beginning of period                         107,253            88,979            89,716
   Actual return on Plan assets                                          8,000            26,371             4,884
   Employer contribution                                                   257               257             2,659
   Plan participants' contributions                                        242               168               279
   Benefits paid                                                        (7,569)           (8,522)           (8,559)
                                                                     ---------        ----------        ----------
     Fair value of assets at end of period                             108,183           107,253            88,979
                                                                     ---------        ----------        ----------
Plan funded status:                                                     (2,650)            5,749             2,204
   Unrecognized prior service cost                                        (131)             (147)             (243)
   Unrecognized actuarial gain                                         (10,810)          (19,055)          (15,421)
   Union plans                                                             (31)             (106)             (122)
                                                                     ---------        ----------        ----------
     Accrued benefit liability prior to additional minimum liability   (13,622)          (13,559)          (13,582)
Amounts recognized in the statement of financial position consist of:
   Accrued benefit liability                                           (14,385)          (14,167)          (13,997)
   Accumulated other comprehensive income                                  763               608               415
                                                                     ---------        ----------        ----------
     Net amount recognized                                           $ (13,622)       $  (13,559)       $  (13,582)
                                                                     =========-       ==========        ==========

Weighted-average assumptions:

   Discount rate                                                           7.0%              7.0%             8.0%
   Expected return on plan assets                                         10.0%             10.0%            10.0%
   Rate of compensation increase                                           4.5%              4.5%             4.5%

                                                                                   Pension  Benefits
                                                                  ------------------------------------------------
                                                                                  Fiscal Years Ended
                                                                  ------------------------------------------------
                                                                  June 26, 1999     June 27, 1998    June 28, 1997
                                                                  -------------     -------------    -------------

Components of net periodic benefit cost:
   Service cost                                                       $ 4,727          $  2,796          $ 2,915
   Interest cost                                                        6,953             6,776            6,637
   Expected return on plan assets                                     (10,528)           (8,708)          (8,947)
   Amortization of prior service cost                                     (15)              (22)             (22)
   Amortization of gain                                                  (741)             (593)            (802)
   Union costs                                                             81                88               70
                                                                      -------          --------          -------
   Net periodic cost/(benefit)                                        $   477          $    337          $  (149)
                                                                      =======          ========          =======

The Cooperative maintains a non-tax qualified Supplemental Executive Retirement Plan which provides additional retirement benefits to two prior executives that retired prior to November 4, 1994.

On January 28, 1992, the Cooperative adopted a Non-Qualified Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from Agrilink's retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the two non-qualified retirement plans with accumulated benefit obligations in excess of plan assets were:

                                       Supplemental Executive Retirement Plan                Excess Benefit Retirement Plan
                                   ---------------------------------------------    ----------------------------------------------
                                                  Fiscal Years Ended                             Fiscal Years Ended
                                   ---------------------------------------------    ----------------------------------------------
                                   June 26, 1999   June 27, 1998   June 28, 1997    June 26, 1999   June 27, 1998    June 28, 1997
                                   -------------   -------------   -------------    -------------   -------------    -------------
Projected benefit obligation          $ 1,895         $  1,939         $ 1,843         $  1,128         $   850           $  652
Accumulated benefit obligation          1,895            1,939           1,843              855             651              575
Plan assets                                 0                0               0                0               0                0

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS: Generally, other than pensions, the Cooperative does not pay retirees' benefit costs. Isolated exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

The Cooperative has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The plan's funded status was as follows:

(DOLLARS IN THOUSANDS)

                                                                                          Other Benefits
                                                                        ------------------------------------------------
                                                                                       Fiscal Years Ended
                                                                        ------------------------------------------------
                                                                        June 26, 1999     June 27, 1998    June 28, 1997
                                                                        -------------     -------------    -------------
Change in benefit obligation:
   Benefit obligation at beginning of period                              $   2,758          $  2,604            $  2,695
   Service cost                                                                  90                 6                   8
   Interest cost                                                                250               198                 199
   Increase due to acquisition                                                2,065                 0                   0
   Actuarial loss                                                             1,932               322                  49
   Benefits paid                                                               (588)             (372)               (347)
                                                                          ---------          --------           ---------
     Benefit obligation at end of period                                      6,507             2,758               2,604
                                                                          ---------          --------           ---------
Change in plan assets:
   Fair value of assets at beginning of period                                    0                 0                   0
   Employer contribution                                                        588               372                 347
   Benefits paid                                                               (588)             (372)               (347)
                                                                          ---------          --------           ---------
     Fair value of assets at end of period                                        0                 0                   0
                                                                          ---------          --------           ---------
Plan funded status:                                                          (6,507)           (2,758)             (2,604)
   Unrecognized actuarial loss/(gain)                                         1,886               (46)               (378)
                                                                          ---------          --------           ----------
     Accrued benefit liability prior to additional minimum liability         (4,621)           (2,804)             (2,982)
Amounts recognized in the statement of financial position consist of:

   Accrued benefit liability                                                 (4,621)           (2,804)             (2,982)
                                                                          ---------          --------           ---------
     Net amount recognized                                                $  (4,621)         $ (2,804)          $  (2,982)
                                                                          =========          ========           =========

Weighted-average assumptions:

   Discount rate                                                                7.0%              7.0%               8.0%
   Expected return on plan assets                                               N/A               N/A                N/A
   Rate of compensation increase                                                N/A               N/A                N/A

                                                                                          Other Benefits
                                                                        --------------------------------------------------
                                                                        June 26, 1999     June 27, 1998      June 28, 1997
                                                                        -------------     -------------      -------------
Components of net periodic benefit cost:
   Service cost                                                           $      90          $      6              $    8
   Interest cost                                                                250               198                 199
   Amortization of (gain)/loss                                                    0               (10)                (15)
                                                                          ---------          --------           ---------
   Net periodic benefit cost                                              $     340          $    194              $  192
                                                                          =========          ========           =========


For measurement purposes, a 9.0 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 1998. The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter.

The Cooperative sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. As such, the assumed health care trend rates have an insignificant effect on the amounts reported for the postretirement benefits plan. One-percentage point change in the assumed health care trend rates would have the following effect:

                                                                     1-Percentage       1-Percentage
                                                                     Point Increase     Point Decrease
                                                                     --------------     --------------
Effect on total of service and interest cost components               $    14,513        $    (21,813)
Effect on postretirement benefit obligation                           $   337,985        $   (316,150)

RETIREMENT SAVINGS AND INCENTIVE PLAN: Under the Retirement Savings and Incentive Plan ("RSIP"), the Cooperative makes an incentive contribution to the Plan if certain pre-established earnings goals are achieved. In addition, the Cooperative contributes 401(k) matching contributions to the Plan for the benefit of employees who elect to defer a portion of their salary into the plan. During fiscal 1999, 1998, and 1997 the Cooperative allocated $888,000, $475,000, and $500,000, respectively, in the form of matching contributions and $0, $400,000, and $400,000, respectively, in the form of incentive contributions for the benefit of its employees.

LONG-TERM INCENTIVE PLAN: On June 24, 1996, the Cooperative introduced a long-term incentive program, the Agrilink Foods Equity Value Plan, which provides performance units to a select group of management. The future value of the performance units is determined by the Cooperative's performance on earnings and debt repayment. The performance units vest 25 percent each year after the first anniversary of the grant, becoming 100 percent vested on the fourth anniversary of grant. One-third of the appreciated value of units in excess of the initial grant price is paid as cash compensation over each of the subsequent three years. The final value of the performance units is determined on the fourth anniversary of grant. The total units granted were 398,241 at $26.00 per unit in 1999, 308,628 at $21.88 per unit in 1998, 176,278 at $25.04 per unit in
1997, and 248,511 at $13.38 per unit in 1996. Units forfeited include 9,418 at $21.88, 18,362 at $25.04, and 27,165 at $13.38. During fiscal 1997, approximately $1.5 million was allocated to this plan.

The value of the grants from the Agrilink Foods Equity Value Plan will be based on the Cooperative's future earnings and debt repayment.

EMPLOYEE STOCK PURCHASE PLAN: During fiscal 1996 the Cooperative introduced an Employee Stock Purchase Plan which affords employees the opportunity to purchase semi-annually, in cash or via payroll deduction, shares of Class B Cumulative Pro-Fac Preferred Stock to a maximum value of 5 percent of salary. The purchase price of such shares is par value, $10 per share. During fiscal 1999, 1998, and 1997, 26,061, 27,043, and 31,435 shares, respectively, were held by employees, and there were no shares subscribed to as of June 26, 1999.

NOTE 8.       OPERATING SEGMENTS

During fiscal 1999, the Cooperative adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise" (SFAS 131). SFAS No. 131 establishes requirements for reporting information about operating segments and establishes standards for related disclosures about products and services, and geographic areas. SFAS No. 131 also replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of reportable segments. As management makes the majority of its operating decisions based upon the Cooperative's significant product lines, The Cooperative has elected to utilize significant product lines in determining its operating segments. The Cooperative's four primary operating segments are as follows: vegetables, fruit, snacks, and canned meals.

The vegetable product line consists of canned and frozen vegetables, chili beans, pickles, and various other products. Branded products within the vegetable category include Birds Eye, Birds Eye Voila!, Freshlike, Veg-All, McKenzies, Brooks Chili Beans, Farman's and Nalley. The fruit product line consists of canned and frozen fruits including fruit fillings and toppings. Branded products within the fruit category include Comstock and Wilderness. The snack product line consists of potato chips, popcorn and other corn-based snack items. Branded products within the snacks category include Tim's Cascade Chips, Snyder of Berlin, Husman, La Restaurante, Erin's, Beehive, Pops-Rite, and Super Pop. The canned meal product line includes canned meat products such as chilies, stew, and soups, and various other ready-to-eat prepared meals. Branded products within the canned meals category include Nalley. Other product lines primarily represent salad dressings. Branded products within the "other category" include Bernstein's and Nalley.

The following table illustrates the Cooperative's operating segment information:

(DOLLARS IN MILLIONS)

                                                                                          Fiscal Years Ended
                                                                          ------------------------------------------------
                                                                          June 26, 1999      June 27, 1998   June 28, 1997
                                                                          -------------      -------------   -------------
Net Sales:
   Vegetables                                                              $     887.2         $    280.8       $   271.4
   Fruits                                                                        111.5              119.7           116.7
   Snacks                                                                         87.9               83.7            86.0
   Canned Meals                                                                   64.2               64.0            63.7
   Other                                                                          51.0               58.6            62.6
                                                                           -----------         ----------       ---------
     Continuing segments                                                       1,201.8              606.8           600.4
   Businesses sold                                                                37.1              112.9           130.4
                                                                           -----------         ----------       ---------
         Total                                                             $   1,238.9         $    719.7        $  730.8
                                                                           ===========         ==========       =========


Operating income:

   Vegetables(1)                                                           $      51.5         $     15.8        $   12.0
   Fruits                                                                          8.7               19.0            17.4
   Snacks                                                                          3.5                7.4             7.7
   Canned Meals                                                                    6.7                7.8             6.9
   Other                                                                           2.6                0.6             1.2
                                                                           -----------         ----------       ---------
     Continuing segments operating income                                         73.0               50.6            45.2
   Corporate Overhead                                                             (2.9)              (8.7)          (10.3)
                                                                           -----------         ----------       ---------
   Continuing operations                                                          70.1               41.9            34.9
   Businesses  sold and other non-recurring                                        2.9               13.8            11.6
                                                                           -----------         ----------       ---------
         Total                                                                    73.0               55.7            46.5
Gains on sale of assets                                                           64.7                0.0             3.6
Restructuring expense                                                             (5.0)               0.0             0.0
                                                                           -----------         ----------       ---------
Total consolidated operating income                                              132.7               55.7            50.1
Interest expense                                                                 (67.4)             (30.7)          (36.5)
Amortization of debt issue costs associated with the Bridge Facility              (5.5)               0.0             0.0
                                                                           -----------         ----------       ---------
Pretax income before extraordinary item, cumulative
   effect of an accounting change,
   dividends and allocation of net proceeds                                $      59.8         $     25.0       $    13.6
                                                                           ===========         ==========       =========
Total Assets:
   Vegetables                                                              $     945.1         $    284.5       $   234.6
   Fruits                                                                         86.0               79.1            82.6
   Snacks                                                                         37.5               37.3            34.5
   Canned Meals                                                                   43.8               45.3            47.8
   Other                                                                          40.3               43.3            51.5
                                                                           -----------         ----------       ---------
     Continuing segments                                                        1152.7              489.5           451.0
   Corporate                                                                      41.8               39.1            46.6
   Businesses sold                                                                 1.1               37.9            48.1
   Assets held for sale                                                            0.9                2.7             0.9
                                                                           -----------         ----------       ---------
       Total                                                               $   1,196.5         $    569.2       $   546.6
                                                                           ===========         ==========       =========
Depreciation expense:
   Vegetables                                                              $      17.5         $      9.0       $    12.7
   Fruits                                                                          2.3                3.5             4.0
   Snacks                                                                          1.7                1.6             1.6
   Canned Meals                                                                    1.2                1.0             1.0
   Other                                                                           1.0                1.4             1.3
                                                                           -----------         ----------       ---------
     Continuing segments                                                          23.7               16.5            20.6
   Corporate                                                                       0.2                0.2             0.2
   Businesses sold                                                                 0.9                1.3             1.9
                                                                           -----------         ----------       ---------
     Total                                                                 $      24.8         $     18.0       $    22.7
                                                                           ===========         ==========       =========
Amortization Expense:
   Vegetables                                                              $       7.0         $      1.1       $     1.4
   Fruits                                                                          0.1                0.3             0.5
   Snacks                                                                          0.9                0.6             0.6
   Canned meals                                                                    0.7                0.8             0.8
   Other                                                                           0.6                0.6             0.6
                                                                           -----------         ----------       ---------
     Continuing segments                                                           9.3                3.4             3.9
   Businesses sold                                                                 0.1                0.2             0.2
                                                                           -----------         ----------       ---------
       Total                                                               $       9.4         $      3.6       $     4.1
                                                                           ===========         ==========       =========


(DOLLARS IN MILLIONS)                                                                      Fiscal Years Ended
                                                                          ------------------------------------------------
                                                                          June 26, 1999      June 27, 1998   June 28, 1997
                                                                          -------------      -------------   -------------

 Capital expenditures:
   Vegetables                                                              $      19.5         $      8.0         $   8.3
   Fruits                                                                          1.3                1.5             2.0
   Snacks                                                                          2.0                1.8             1.2
   Canned Meals                                                                    0.6                0.5             0.5
   Other                                                                           0.3                0.4             0.2
                                                                           -----------         ----------       ---------
     Continuing Segments                                                          23.7               12.2            12.2
   Businesses sold                                                                 0.1                1.9             1.5
                                                                           -----------         ----------       ---------
       Total                                                               $      23.8         $     14.1         $  13.7
                                                                           ===========         ==========       =========


(1) The vegetable product line includes earnings derived from Agrilink's investment in Great Lakes Kraut Company of $2.8 million and $1.9 million in fiscal 1999 and fiscal 1998, respectively. See NOTE 3 to the "Notes to Consolidated Financial Statements" - "Acquisitions and Disposals - Formation of New Sauerkraut Company."

NOTE 9.       COMMON STOCK AND CAPITALIZATION

The following table illustrates the Cooperative's shares authorized, issued, and outstanding at June 26, 1999 and June 27, 1998.


                                                                                       Shares Issued and Outstanding
                                                                                      -------------------------------
                                                                                            Fiscal Years Ended
                                                       Par              Shares        -------------------------------
                                                     Value           Authorized       June 26, 1999     June 27, 1998
                                                     -----           ----------       -------------     -------------
Class A Common Stock                                 $ 5.00            5,000,000         1,995,740         1,825,863
Class B Common Stock                                 $ 5.00            2,000,000                 0                 0
Non-Cumulative Preferred Stock                       $25.00            5,000,000            39,635            45,001
Class A Cumulative Preferred Stock                   $ 1.00           10,000,000         3,694,495         3,503,199
Class B Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class C Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class D Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class E Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class B, Series I 10% Cumulative Preferred Stock     $ 1.00            5,000,000            26,061            27,043

On March 4, 1999, the Cooperative authorized up to $15,000,000 of special membership interests which shall have a stated value equal to such interests' face amount. There were no special membership interest issued or outstanding in fiscal 1999.

COMMON STOCK: The common stock purchased by members is related to the crop delivery of each member. Regardless of the number of shares held, each member has one vote. As of June 26, 1999, there were 645 holders of the common stock. Common stock may be transferred to another grower only with approval of the Pro-Fac Board of Directors. If a member ceases to be a producer of agricultural products which is marketed through the Cooperative, then it must sell its common stock to another grower acceptable to the Cooperative. If no such grower is available to purchase the stock, then the member must provide one year's advance written notice of its intent to withdraw, after which the Cooperative must purchase its common stock at par value. There is no established public trading market for the common stock of the Cooperative.

In fiscal 1999 and 1998, dividends on Class A Common Stock were paid at a rate of 5.0 percent. No dividends on Class A Common Stock were paid in fiscal 1997.

At June 26, 1999 and June 27, 1998, there were outstanding subscriptions, at par value, of 384,649 and 160,629 shares for Class A Common Stock, respectively. These shares are issued as subscription payments are received.

Except for the Class B, Series I, 10 Percent Cumulative Preferred Stock, all preferred stock outstanding originated from the conversion at par value of retains. Preferred Stock is non-voting, except that the holders of preferred and common stock are entitled to vote as separate classes on certain matters which would affect or subordinate the rights of the class.

On August 23, 1995, the Cooperative commenced an offer to exchange one share of its Class A Cumulative Preferred Stock (liquidation preference $25 per share) for each of its existing Non-cumulative Preferred Stock (liquidation preference $25 per share). Pro-Fac's Class

A Cumulative Preferred Stock is listed under the symbol PFACP on the National Market System of the National Association of Securities Dealers Automated Quotation System ("Nasdaq"). As of June 26, 1999, the number of Class A Cumulative Preferred Stock record holders was 1,848.

The "Class B, Series I, 10 Percent Cumulative Preferred Stock (the "Class B Stock") is issued to employees pursuant to an Employee Stock Purchase Plan. At least once a year, Pro-Fac plans to offer to repurchase at least 5 percent of the outstanding shares of Class B Stock.

The dividend rates for the preferred stock outstanding are as follows:


    NON-CUMULATIVE PREFERRED STOCK                              $1.50 per share paid annually at the discretion of the Board.

    CLASS A CUMULATIVE PREFERRED STOCK                          $1.72 per share annually, paid in four quarterly installments of
                                                                $.43 per share

    CLASS B, SERIES I, 10 PERCENT CUMULATIVE PREFERRED STOCK    $1.00 per share paid annually.

Subsequent to June 26, 1999, the Cooperative declared a cash dividend of $1.50 per share on the Non-cumulative Preferred Stock and $.43 per share on the Class A Cumulative Preferred Stock. These dividends amounted to $1.6 million and were paid in July 1999.

RETAINED EARNINGS ALLOCATED TO MEMBERS ("RETAINS"): Retains arise from patronage income, and are allocated to the accounts of members within 8.5 months of the end of each fiscal year.

         QUALIFIED RETAINS: Qualified retains are freely transferable. At the discretion of the Board of Directors qualified retains may mature into preferred stock in December of the fifth year after allocation. Qualified retains are taxable income to the member in the year the allocation is made.

         NON-QUALIFIED RETAINS: Non-qualified retains may not be sold or purchased. At the discretion of the Board of Directors the non-qualified retains allocation may be redeemed in five years through partial payment in cash and issuance of preferred stock. The non-qualified retains will not be taxable to the member until the year of redemption.

         Non-qualified retains may be subject to later adjustment if such is deemed necessary by the Board of Directors because of events which may occur after the retains were allocated.

Beginning with the retains issued in 1995, the maturity of all future retains, if approved by the Board of Directors, will result in the issuance of Class A Cumulative Preferred Stock.

EARNED SURPLUS (UNALLOCATED AND APPORTIONED): Earned surplus consists of accumulated income after distribution of earnings allocated to members, dividends and after state and federal income taxes. Earned surplus is reinvested in the business in the same fashion as retains.

NOTE 10. SUBSIDIARY GUARANTORS

Kennedy Endeavors, Incorporated and Linden Oaks Corporation, wholly-owned subsidiaries of Agrilink ("Subsidiary Guarantors") and Pro-Fac, have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Agrilink with respect to Agrilink's 11 7/8 percent Senior Subordinated Notes due 2008 and the New Credit Facility. The covenants in the New Notes and the New Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to Agrilink.

Separate financial statements and other disclosures concerning the Subsidiary Guarantors are not presented because management has determined that such financial statements and other disclosures are not material. Accordingly, set forth below is certain summarized financial information derived from unaudited historical financial information for the Subsidiary Guarantors, on a combined basis.

(DOLLARS IN THOUSANDS)

                                                                 Fiscal Year Ended
                                                -----------------------------------------------
                                                 June 26,           June 27,           June 28,
                                                   1999               1998              1997
                                                ---------           --------           --------
SUMMARIZED STATEMENT OF OPERATIONS:
    Net sales/royalty income                    $    33,026        $  12,086         $  10,542
    Gross profit                                     23,641            5,123             4,554
    Income from continuing operations                20,732            1,002               910
    Net income                                       13,401            1,002               910

SUMMARIZED BALANCE SHEET:
    Current assets                              $     1,759        $   2,033
    Noncurrent assets                               217,684            7,129
    Current liabilities                               8,290            1,267

On March 2, 1999, Agrilink transferred trademarks valued at $212.6 million to Linden Oaks Corporation. By consolidating the trademarks into a separate subsidiary, Agrilink will be able to monitor more closely and efficiently the benefits associated with its trademarks. The royalty fees that are earned by Linden Oaks Corporation in connection with the trademarks are insignificant with respect to the Consolidated Statement of Operations and Net Proceeds.

NOTE 11. SUBSEQUENT EVENTS AND OTHER MATTERS

SNYDER OF BERLIN FACILITY STRIKE: In April 1999, approximately 160 workers at Agrilink's Snyder of Berlin facility, in Berlin, Pennsylvania went out on strike. The Snyder facility employs a total of approximately 370 people. These employees returned to work in June 1999.

ARLINGTON CANNED VEGETABLE FACILITY FIRE: In January 1999, a plant operated by Agrilink in Arlington, Minnesota, was damaged by fire. All material costs associated with the repairs and business interruption are anticipated to be covered under insurance policies.

ALTON WAREHOUSE: In January 1999, a warehouse owned by Agrilink in Alton, New York, was damaged when excessive snowfall caused the roof to collapse. All material costs associated with the repairs are anticipated to be covered under insurance policies.

LEGAL MATTERS: The Cooperative is party to various litigation and claims arising in the ordinary course of business. Management and legal counsel for the Cooperative are of the opinion that none of these legal actions will have a material effect on the financial position of the Cooperative.

COMMITMENTS: Agrilink has guaranteed an approximate $1.4 million loan for the City of Montezuma to renovate a sewage treatment plant operated in Montezuma on behalf of the City.


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